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                                                                    EXHIBIT 99.1

                           [TETRA LOGO APPEARS HERE]


                             FOR IMMEDIATE RELEASE

                            TETRA TECHNOLOGIES, INC.
                            ANNOUNCES RIGHTS PROGRAM


         October 27, 1998 (The Woodlands, Texas), TETRA Technologies, Inc. ("TETRA" or the "Company") (NYSE-TTI) today announced that its Board of Directors has adopted a Rights Plan designed to protect the Company's stockholders from coercive or unfair takeover techniques.

         Terms of the Rights Plan provide for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Common Stock to holders of record at the close of business on November 6, 1998. The Rights Plan would be triggered if an acquiring party accumulates or initiates a tender offer to purchase 20% or more of the Company's Common Stock and would entitle holders of the Rights to purchase either the Company's stock or shares in an acquiring entity at half of market value. The Company would generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following the time the Rights become exercisable. The Rights will expire on November 6, 2008.

         The Rights are not being distributed in response to any specific effort to acquire the Company. The Rights are designed to assure that all stockholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company, without paying all stockholders a fair price. The Rights are not presently exercisable and are not represented by separate certificates. No action is required to be taken by TETRA's stockholders at the present time.





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         Additionally the Board established a mechanism under which an independent Board committee will review the Rights Plan and report every three years whether the Rights Plan should be modified or terminated.

         Commenting on the Rights Plan, Allen T. McInnes, the Company's Chief Executive Officer, said: "The Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company's stockholders. The Board of Directors is not aware of any effort of any kind to acquire control of the Company." Mr. McInnes said the Rights Plan is similar to those adopted by over 2,000 other companies, and that details of the new Rights Plan will be outlined in the Company's Form 8-K filing with the SEC and in a letter to be mailed to stockholders of record on November 6, 1998.


         TETRA is a specialty inorganic chemical company selling products, process technologies and services to targeted industries, especially oil and gas, agriculture and the environmental market.

Contact:   Geoffrey M. Hertel             (281) 367-1983  (Telephone)
           Executive Vice President       (281) 364-4306  (Fax)
           TETRA Technologies, Inc.
           25025 I-45 North               Website: http://www.tetratec.com
           The Woodlands, Texas 77380


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